Prospectus Supplement No. 1 dated               Filed Pursuant to Rule 424(b)(3)
December 8, 1998
(to Prospectus dated June 11, 1998)                   Registration No. 333-53371

                     Data Processing Resources Corporation
                 5 1/4% Convertible Subordinated Notes due 2005
        and Shares of Common Stock Issuable upon Conversion of the Notes


  This Prospectus Supplement supplements information contained in the Prospectus dated June 11, 1998 (the "Prospectus") relating to the resale from time to time by the holders (the "Selling Securityholders") of up to $115,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2005 (the "Notes") of Data Processing Resources Corporation, a California corporation (the "Company"), and the resale of shares of common stock, no par value (the "Common Stock"), of the Company issuable upon conversion of the Notes (the "Conversion Shares"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

  The following tables supplement the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to certain Selling Securityholders and the respective principal amount of Notes beneficially owned by such Selling Securityholders that may be offered and sold pursuant to the Prospectus, as supplemented. Such information has been obtained from the Selling Securityholders and has not been independently verified by the Company.

  By this Prospectus Supplement, the following Selling Securityholders are added to the table set forth in the Prospectus under the caption "Selling Securityholders":

                                                        Number of                     Percentage
                                        Percentage      Conversion     Percentage         of
                          Principal      of Total      Shares that      of Common    Total Voting
                          Amount of    Outstanding        May Be          Stock      Power After
       Name              Notes Owned      Notes           Sold(1)      Outstanding    Conversion
---------------------    -----------   -----------     -----------     -----------   ------------
Morgan Stanley Dean
 Witter Convertible
 Securities Trust....     $2,000,000          1.74%        56,338           *              *
Allstate Insurance
 Company.............     $1,100,000            *          30,985           *              *

_________________________________
* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $35.50 per share; such conversion price is subject to adjustment as described under "Description of Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

  By this Prospectus Supplement, the following Selling Securityholders have increased the principal amount of Notes beneficially owned by them from the amounts set forth in the table in the Prospectus under the caption "Selling Securityholders" to the amounts set forth in the table below:

                                                        Number of
                                         Percentage     Conversion        Percentage      Percentage of
                           Principal      of Total     Shares that        of Common        Total Voting
                           Amount of    Outstanding       May Be            Stock          Power After
     Name                 Notes Owned      Notes         Sold(1)        Outstanding(2)    Conversion(3)
---------------------     -----------   -----------    -----------      --------------   --------------
SMALLCAP World
 Fund, Inc...........     $16,100,000         14.00%       453,521             3.71%              3.71%
Donaldson, Lufkin &
 Jenrette Securities
 Corporation (4).....     $ 6,040,000          5.25%       170,140             1.42%              1.42%
Lehman Brothers,
 Inc.(5).............     $ 1,600,000          1.39%        45,070               *                  *

_______________________________
* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $35.50 per share; such conversion price is subject to adjustment as described under "Description of Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, and based upon 11,786,947 shares of Common Stock outstanding as of October 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

(3) Represents the percentage of the voting power each holder will have after the conversion such holder's Notes based upon 11,786,947 shares of Common Stock outstanding as of October 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

(4) Donaldson, Lufkin & Jenrette Securities Corporation has engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future. Donaldson, Lufkin & Jenrette Securities Corporation was one of the Initial Purchasers in the original issuance of the Notes for which it received a discount on the purchase price. The Company has been advised that: (i) The Equitable Companies Incorporated ("Equitable"), as part of a group, is the beneficial owner of 1,010,800 shares, representing approximately 8.6%, of the Company's Common Stock, which shares of Common Stock are held by Alliance Capital Management L.P., a subsidiary of Equitable; and (ii) Equitable has a controlling interest in Donaldson, Lufkin & Jenrette Securities Corporation, a Selling Securityholder.

(5) Lehman Brothers, Inc. has engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future. Lehman Brothers, Inc. was one of the Initial Purchasers in the original issuance of the Notes for which it received a discount on the purchase price.

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

  Because the Selling Securityholders listed above and in the Prospectus under the caption "Selling Securityholders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Notes and the Conversion Shares, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales.

  Furthermore, the Selling Securityholders identified in the table set forth in the Prospectus under the caption "Selling Securityholders" in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes or Conversion Shares since the date on which they provided the Company with information regarding their Notes or Conversion Shares, and the Company has not made any independent inquiries as to the foregoing.

  The date of this Prospectus Supplement is December 8, 1998.

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